Exhibit 5.1

February 13, 2004

Novatel Wireless, Inc.

9255 Towne Centre Drive

San Diego, CA 92121

Ladies and Gentlemen:

In connection with the registration for resale of 1,371,420 shares of common stock, par value $.001 per share (the “Common Stock”), of Novatel Wireless, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-3 as filed with the Securities and Exchange Commission on February 13, 2004 (the “Registration Statement”), you have requested an opinion with respect to the matters set forth below. The shares being registered for resale include: (i) 1,142,855 shares of Common Stock (the “Shares”) and (ii) 228,565 shares of Common Stock which are currently issuable upon exercise of certain outstanding common stock purchase warrants (the “Warrant Shares”).

As the Company’s General Counsel, I am familiar with the proceedings that the Company has taken in connection with the authorization, reservation and issuance of the Shares, the subject warrants, and the Warrant Shares, and for purposes of this opinion I have assumed that the terms of each issuance will otherwise be in compliance with law.

I have examined those instruments, documents and records which I have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, I have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to me as copies, and (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates that I have reviewed in connection herewith.

Subject to the foregoing, it is my opinion as of the date hereof that:

1.    The Shares have been duly authorized and are validly issued, fully paid and nonassessable shares of voting capital stock of the Company.

2.    The Warrant Shares have been duly authorized and, when issued upon exercise of the warrants in accordance with their terms, will be validly issued, fully paid and nonassessable shares of voting capital stock of the Company.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares and the Warrant Shares while the Registration Statement is in effect.

Very truly yours,

/s/    PATRICK T. WATERS

Patrick T. Waters

General Counsel

Novatel Wireless, Inc.